UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 8, 2007
Pizza Inn, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	0-12919 (Commission File Number)	47-0654575 (IRS Employer Identification No.)

3551 Plano Parkway, The Colony, Texas (Address of principal executive offices)		75056 (Zip Code)
Registrant’s telephone number, including area code (469) 384-5000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting for Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Nasdaq Staff Deficiency Letter

Item 3.01	Notice of Delisting for Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On January 11, 2006, Pizza Inn, Inc. (“Pizza Inn”, or the “Company”) announced that it believes it has regained compliance with the minimum shareholders’ equity requirement of $2,500,000 set forth in Nasdaq Marketplace Rule 4310(c)(2)(B). On November 9, 2006, the Company received a staff deficiency letter from the Nasdaq Stock Market (“Nasdaq”) regarding the Company’s failure to comply with Rule 4310(c)(2)(B), which requires listed companies to maintain certain levels of shareholders’ equity, market value, or net income. Pizza Inn believes it was able to regain compliance with the listing standards as a result of the Company’s financial results during its fiscal second quarter ended December 24, 2006, which benefited from a gain in excess of $500,000 realized on the previously announced sale of the Company’s headquarters office building and distribution facility. Furthermore, the Company believes that its financial performance in future periods will allow it to maintain compliance with the Nasdaq shareholders’ equity requirement. Nasdaq will continue to monitor the Company’s ongoing compliance with the shareholders’ equity requirement and, if the Company’s Form 10-Q for the fiscal quarter ended December 24, 2006 does not evidence such compliance, then the Company may be subject to delisting.
     In a separate matter, on January 8, 2007, Pizza Inn received a staff deficiency letter from Nasdaq indicating that the Company fails to comply with the audit committee composition requirements set forth in Nasdaq Marketplace Rule 4350(d)(2)(A) due to one vacancy on the audit committee of the Board of Directors of Pizza Inn. In the letter, Nasdaq notified Pizza Inn that Nasdaq will provide the Company until April 16, 2007 to regain compliance. Pizza Inn is currently considering its alternatives for regaining compliance with the Nasdaq audit committee composition requirements.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
No.	Description of Exhibit
99.1	Nasdaq Staff Deficiency Letter dated January 8, 2007 (furnished herewith and incorporated herein by reference)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pizza Inn, Inc.

Date: January 12, 2006	By:	/s/ Timothy P. Taft
Timothy P. Taft,
President and Chief Executive Officer